Zumiez Inc. Reports February 2011 Sales Results

Net Sales Increased 18.3% to $32.7 Million; February 2011 Comparable Store Sales Increased 12.8%

EVERETT, WA -- (Marketwire - March 02, 2011) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended February 26, 2011 increased 18.3% to $32.7 million, compared to $27.6 million for the four-week period ended February 27, 2010. The Company's comparable store sales increased 12.8% for the four-week period, versus a comparable store sales increase of 11.2% in the year ago period.

To hear the Zumiez prerecorded February sales message, please dial (585) 295-6795 or (866) 862-7693 (no passcode is required).

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. As of February 26, 2011 we operated 401 stores, which are primarily located in shopping malls, and our web site address is www.zumiez.com.

Company Contact:
Brian Leith
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200